Exhibit 4.2

ENCORE CREDIT CORP.

2001 STOCK OPTION PLAN

NOTICE OF STOCK OPTION GRANT

You have been granted the following option to purchase shares of Common Stock of Encore Credit Corp. (the “Company”):

Name of Optionee:
Number of Option Shares:
Exercise Price Per Share:

Type of Option:	☐ Incentive Stock Option ☐ Nonstatutory Stock Option
Grant Date:
Vesting Commencement Date:
Exercise Schedule:	[This Option may be exercised with respect to the first [25%] of the Shares subject to this Option at the end of one full year following the Vesting Commencement Date, and with respect to an additional one forty-eighth (1/48) of the Shares subject to this Option at the end of each full month thereafter.]
Expiration Date:

By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Stock Option Agreement attached as Exhibit A and the Encore Credit Corp. 2001 Stock Option Plan attached as Exhibit B (the “Plan”).

Optionee:	Encore Credit Corp.

By:
[Name of Optionee]
Title:
Address:

STOCK OPTION AGREEMENT

1. Grant of Option.

(a) Option. On the terms and conditions set forth in the Notice of Stock Option Grant (the “Notice of Grant”) and this Agreement, the Company grants to the Optionee on the Grant Date the Option to purchase at the Exercise Price Per Share the number of Shares set forth in the Notice of Grant.

(b) Type of Option. If designated in the Notice of Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. Nevertheless, to the extent that it exceeds the $100,000 rule of Code Section 422(d), this Option shall be treated as a Nonstatutory Stock Option (“NSO”).

(c) Stock Plan and Defined Terms. This Option is granted pursuant to the Plan, a copy of which the Optionee acknowledges having received. The provisions of the Plan are incorporated into this Agreement by this reference. All capitalized terms in this Agreement shall have the meaning assigned to them in the Plan or in the Notice of Grant.

2. Exercise of Option. This Option shall be exercisable during its term as follows:

(a) Right to Exercise. This Option shall be exercisable cumulatively according to the Exercise Schedule set forth in the Notice of Grant.

(b) Method of Exercise. This Option shall be exercisable by written notice (in a form designated by the Company) which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and warranties of Optionee as may be required by the Company pursuant to Section 9(b) of the Plan. Such written notice shall be signed by Optionee and shall be delivered to the President, Secretary or Chief Financial Officer of the Company. The written notice shall be accompanied by payment of the exercise price.

No Shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

(c) Minimum Exercise. The minimum number of Shares with respect to which this Option may be exercised at any one time is One Hundred (100) Shares, and this Option shall be exercised for whole Shares only.

3. Representations and Warranties of Optionee; Restrictions on Transfer.

(a) Representations and Warranties of Optionee. By receipt of this Option, by its execution and by its exercise in whole or in part, Optionee represents to the Company the following:

(i) Optionee has read and understands the terms and provisions of the Plan, and hereby accepts this Option subject to all the terms and provisions of the Plan. Optionee shall accept as binding and final all decisions or interpretations of the Administrator upon any questions arising under the Plan;

(ii) Optionee understands that this Option and any Shares purchased upon its exercise are securities, the issuance of which requires compliance with federal and state securities laws;

(iii) Optionee is acquiring these securities for investment for Optionee’s own account only and not with a view to, or for sale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”);

(iv) Optionee acknowledges and understands that the securities constitute “restricted securities” under the Securities Act and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Optionee further acknowledges and understands that the Company is under no obligation to register the securities. Optionee understands that the certificate evidencing the securities will be imprinted with a legend which prohibits the transfer of the securities unless they are registered or such registration is not required in the opinion of counsel satisfactory to the Company, and any other legend required under applicable state securities laws; and

(v) If this Option is an Incentive Stock Option, Optionee understands that the existence of the Plan and the execution of this Option are not sufficient by themselves to cause any exercise of any Incentive Stock Options granted under the Plan and this Option to qualify for favorable tax treatment through the application of Section 422(a) of the Code; and that Optionee must, in order to so qualify, individually meet by Optionee’s own action all applicable requirements of Section 422, including, without limitation, the requirement that no disposition of Shares may be made by Optionee within two (2) years from the date of the granting of the Option nor within one (1) year after the transfer of such Shares to Optionee.

(b) Lock-Up Period. Optionee agrees that, if required by the Company in connection with the Company’s initial underwritten public offering of the Company’s securities, Optionee (i) will not sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any Shares acquired upon exercise of this Option (other than those shares included in the registration) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company’s securities for one hundred eighty (180) days from the effective date of such registration, and (ii) will execute any agreement reflecting (i) above as may be requested by the underwriters at the time of the public offering.

4. Method of Payment. The consideration to be paid for the Shares to be issued upon exercise of the Option shall consist of full payment in cash or check, or, with the consent of the Administrator, any other legal consideration that may be acceptable to the Administrator.

5. Restrictions on Exercise. This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable federal or state securities or other law or regulation. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

6. Termination of Status as an Employee, Director or Consultant. In the event of termination of Optionee’s Continuous Status as an Employee, Director or Consultant for any reason other than death, Disability or Misconduct, Optionee may, but only within ninety (90) days after the date of such termination (but in no event later than the Expiration Date of this Option as set forth in the Notice of Grant), exercise this Option to the extent that Optionee was entitled to exercise it at the date of such termination. To the extent that Optionee was not entitled to exercise this Option at the date of such termination, or if Optionee does not exercise this Option within the time specified herein, this Option shall terminate.

7. Disability of Optionee. In the event of termination of Optionee’s Continuous Status as an Employee, Director or Consultant as a result of Optionee’s permanent and total disability (as defined in Section 22(e)(3) of the Code), Optionee may, but only within twelve (12) months from the date of such termination (but in no event later than the Expiration Date of this Option as set forth in the Notice of Grant), exercise this Option to the extent Optionee was entitled to exercise it at the date of such termination. To the extent that Optionee was not entitled to exercise this Option at the date of termination, or if Optionee does not exercise such Option (which Optionee was entitled to exercise) within the time specified herein, this Option shall terminate.

8. Death of Optionee. In the event of the death of Optionee during the term of this Option while an Employee, Director or Consultant of the Company and having been in Continuous Status as an Employee, Director or Consultant since the date of grant of this Option, this Option may be exercised, at any time within twelve (12) months following the date of death (but in no event later than the Expiration Date of this Option as set forth in the Notice of Grant), by Optionee’s estate or by a person who acquired the right to exercise this Option by bequest or inheritance, but only to the extent Optionee was entitled to exercise this Option on the date of death.

9. Misconduct of Optionee. Should Optionee’s Continuous Status as an Employee, Director or Consultant be terminated for Misconduct, then this Option shall terminate immediately and cease to be exercisable.

10. Term of Option. This Option shall expire at the close of business on the Expiration Date, unless sooner terminated in accordance with the Plan and the terms of this Option Agreement.

11. Limited Transferability of Options. During the lifetime of Optionee this Option shall be exercisable only by Optionee and shall not be assignable or transferable other than by will or by the laws of inheritance following Optionee’s death. Notwithstanding the foregoing, Optionee may also designate one or more persons as the beneficiary or beneficiaries of this Option, and this Option shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon Optionee’s death while holding this Option. Such beneficiary or beneficiaries shall take the transferred Option subject to all the terms and conditions of this Stock Option Agreement, including (without limitation) the limited time period during which the Option may be exercised following Optionee’s death.

12. No Employment Rights. Optionee acknowledges and agrees that the vesting of Shares pursuant to the Exercise Schedule set forth in the Notice of Grant is earned only through Optionee’s Continuous Status as an Employee, Director or Consultant (not through the act of being hired, being granted this Option or acquiring Shares hereunder). Optionee further acknowledges and agrees that this Option, the Plan, the transactions contemplated hereunder and the Exercise Schedule set forth in the Notice of Grant do not constitute an express or implied promise of continued engagement as an Employee, Director or Consultant for the vesting period, for any period, or at all, and shall not interfere with Optionee’s right or the Company’s right to terminate Optionee’s engagement at any time, with or without cause.

13. Tax Consequences. Set forth below is a brief summary as of the date of this Option of some of the federal tax consequences of exercise of this Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

(a) Exercise of ISO. If this Option qualifies as an ISO, there will be no regular federal income tax liability upon the exercise of the Option, although the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price will be treated as an adjustment to the alternative minimum tax for federal tax purposes and may subject the Option to the alternative minimum tax in the year of exercise.

(b) Exercise of ISO Following Disability. If the Optionee ceases to be an Employee as a result of a disability that is not a total and permanent disability as defined in Section 22(e)(3) of the Code, to the extent permitted on the date of termination, the Optionee must exercise an ISO within three months of such termination for the ISO to be qualified as an ISO.

(c) Exercise of Nonstatutory Stock Option. There may be a regular federal income tax liability upon the exercise of a Nonstatutory Stock Option. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. If Optionee is an Employee or a former Employee, the Company will be required to withhold from Optionee’s compensation or collect from Optionee and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

(d) Disposition of Shares. In the case of an NSO, if Shares are held for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes. In the case of an ISO, if Shares transferred pursuant to the Option are held for at least one year after exercise and at least two years after the Grant Date, any gain realized on disposition of the Shares will also be treated as long-term capital gain for federal income tax purposes. If Shares purchased under an ISO are disposed of within one year after exercise or two years after the Grant Date, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent of the difference between the Exercise Price and the lesser of (i) the Fair Market Value of the Shares on the date of exercise, or (ii) the sale price of the Shares. Different rules may apply if the Shares are subject to a substantial risk of forfeiture (within the meaning of Section 83) at the time of purchase. Any additional gain will be taxed as capital gain, short-term or long-term depending on the period that the ISO Shares were held.

(e) Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Optionee herein is an ISO, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two years after the Grant Date; or (ii) the date one year after the date of exercise, the Optionee shall immediately notify the Company in writing of such disposition. Optionee agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by the Optionee.

14. Right of First Refusal. Shares issued on exercise of this Option, including any shares issued as a result of a stock dividend, stock split or other change in the Shares, shall upon issuance be subject to the following restrictions:

(a) Grant of Right. Before any such Shares may be sold or transferred (including transfer by operation of law) other than to Optionee’s spouse, children (including adopted children), or trusts for their benefit or the benefit of Optionee (“Permitted Transferees”), such Shares shall first be offered to the Company in the manner set forth in this Section 14. In addition, any Shares received by a Permitted Transferee shall continue to be subject to the provisions of this Section 14 as if still held by Optionee.

(b) Notice of Sale. Optionee shall first deliver a written notice (“Notice”) to the Company stating (i) his bona fide intention to sell or transfer such Shares, (ii) the number of such Shares to be sold or transferred, (iii) the price for which he proposes to sell or transfer such Shares, and (iv) the name of the proposed purchaser or transferee.

(c) Election to Purchase. Within thirty (30) days after receipt of the Notice, the Company or its assignee(s) may elect to purchase any or all Shares to which the Notice refers, at the price per share specified in the Notice.

(d) Exercise of Right. In the event the Company or the assignee(s) of the Company elect to acquire any of the Shares of Optionee as specified in Optionee’s notice, the Secretary of the Company shall so notify Optionee and settlement thereof shall be made in cash within forty-five (45) days after the Secretary of the Company receives Optionee’s Notice; provided that if the terms of payment set forth in Optionee’s Notice were other than cash against delivery, the Company or the assignee(s) of the Company shall pay for said Shares on the same terms and conditions set forth in Optionee’s Notice.

(e) Non-Exercise of Right. In the event the Company does not elect to purchase any of the Shares as provided in Section 14(c) and 14(d), Optionee may sell or otherwise dispose of the Shares upon terms and conditions (including the purchase price) no more favorable to the third-party purchaser than those specified in the Notice, provided that any such sale or other transfer is consummated within three (3) months of the date of the Notice and is effected in accordance with any applicable securities laws and that the third-party purchaser agrees in writing that the provisions of this Section shall continue to apply to the Shares in the hands of such purchaser. In the event

Optionee does not sell or otherwise dispose of the Shares within the specified three-month period, the Optionee’s first refusal right shall continue to be applicable to any subsequent disposition of the Shares by Optionee until such right terminates in accordance with Section 14(g).

(f) Partial Exercise. If some, but not all, of the Shares to which the Notice refers are elected to be purchased, as provided in Section 14(c) and 14(d), Optionee may sell the remaining Shares to any person named in the Notice at the price and on the terms specified in the Notice or at a higher price or on terms more favorable to Optionee, provided that such sale or transfer is consummated within three (3) months of the date of said Notice to the Company, and provided, further, that any such sale is in accordance with all the terms and conditions of this Section 14.

(g) Termination of Right of First Refusal. Optionee’s obligations under this Section 14 shall terminate upon the first sale of Common Stock of the Company to the public in a firm commitment underwritten public offering pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act and involving net proceeds to the Company of at least $5,000,000.

(h) Assignment. The Company may assign its rights under this Section 14 to one or more persons or entities who shall have the right to so exercise such rights in their own name and for their own account.

15. Restrictive Legends and Stop-Transfer Orders.

(a) Legends. Optionee understands and agrees that the Company shall cause the legends set forth below, or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by the Company or by state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COMPANY COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RIGHT OF FIRST REFUSAL OPTIONS HELD BY THE ISSUER OR ITS ASSIGNEE(S) AS SET FORTH IN THE OPTION AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH RIGHT OF FIRST REFUSAL IS BINDING ON TRANSFEREES OF THESE SHARES.

(b) Stop-Transfer Notices Optionee agrees that, in order to ensure compliance with restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

16. Notices. Any notice to be given to the Company shall be addressed to the Company in care of its Secretary at its principal office, and any notice to be given to Optionee shall be addressed to Optionee at the address set forth on the Notice of Grant or at such other address as the Optionee may hereafter designate in writing to the Company. Any such notice shall be deemed duly given upon personal delivery or three business days after deposit in the United States mail, registered or certified, postage prepaid.

17. Governing Law. This Option shall be governed by and construed in accordance with the internal laws of the State of California.